Exhibit 10.3

LEXINGTON CORPORATE PROPERTIES TRUST

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Amendment to 1998 Share Option Plan

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WHEREAS, Lexington Corporate Properties Trust (the “Company”) maintains the Lexington Corporate Properties Trust 1998 Share Option Plan (the “Plan”);

WHEREAS, Section 15 of the Plan authorizes the Company’s Board of Directors to amend the Plan so long as shareholder approval is not required under applicable provisions of the Internal Revenue Code of 1986, as amended, rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, applicable state law or NASD or exchange listing requirements.

NOW THEREFORE, BE IT RESOLVED, that, effective immediately, the following Section 8A is added to the Plan to cause the terms of the Plan to be consistent with the proxy description of the Plan filed with the Securities and Exchange Commission on April 22, 1998 and approved by the Company’s shareholders at its annual meeting on May 20, 1998:

8A. Restricted Shares. The Committee may, in its discretion, grant restricted share awards to non-employee trustees and key employees of the Company, subject to such terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable, including without limitation: (a) the number of Common Shares subject to such award, the performance measures (if any) and restriction period applicable to a restricted share award and the payments, if any, required of the participant in order to receive the award; (b) the vesting of the Common Shares subject to such award (whether based on the performance measures of the Company, the employment or service of the participant, or both); (c) the forfeiture of Common Shares subject to such award if the vesting conditions are not met or satisfied during the specified restricted period; and (d) the method by which the participant’s beneficial ownership in the Common Shares subject to such award shall be evidenced, either by share certificate(s) with restrictive legends retained in the Company’s possession until the restrictions applicable to the award lapse or by a “book entry” (i.e., a computerized manual entry) in the Company’s records or its designated agent in the name of the participant. Unless otherwise set forth in the award agreement relating to a restricted share award, and subject to the terms and conditions of the restricted share award, the holder of such award shall have all rights as shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Shares; provided, however, that a distribution with respect to Common Shares, other than a distribution in cash, shall be deposited with the Company and shall be subject to the same restrictions as the Common Shares with respect to which such distribution was made. The vesting restrictions applicable to restricted share awards may be accelerated on the same basis as the acceleration of the exercisability of options under Section 11 hereof.

Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Plan, other than as stated above.